Exhibit 99.2
Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria
     (i) World Financial Network National Bank (the “Bank”) is responsible for assessing compliance with the servicing criteria applicable to it under Item 1122(d) of Regulation AB as of and for the twelve month period ending December 31, 2006. Appendix A to this assertion identifies the individual asset-backed transactions covered by this report, which include asset-backed securities transactions for which Bank acted as servicer involving credit card receivables (the “Platform”).
     (ii) Except as described in the following sentence, the Bank used the criteria in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria. The servicing criteria described in Items 1122(d)(1)(iii), 1122(d)(2)(i) through 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i) through 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(iv) through 1122(d)(4)(vi) and 1122(d)(4)(viii) through 1122(d)(4)(xv) of Regulation AB are not applicable to the activities the Bank performs as servicer for the Platform.
     (iii) The Bank has complied, in all material respects, with the applicable servicing criteria as of and for the twelve months ended December 31, 2006 with respect to the Platform taken as a whole.
     (iv) Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the Bank’s assessment of compliance with the applicable servicing criteria as of December 31, 2006 and for the twelve months ended December 31, 2006.

WORLD FINANCIAL NETWORK NATIONAL BANK

By: Name:	/s/ Daniel T. Groomes Daniel T. Groomes
Title:	President
Date:	March 23, 2007

Appendix A
The Bank has assessed its compliance with the Applicable Servicing Criteria for the following asset-backed transactions constituting the platform.

Series Name	Issuer

2000-VFC	World Financial Network Credit Card Master Trust III
2002-A	World Financial Network Credit Card Master Note Trust
2002-VFN	World Financial Network Credit Card Master Note Trust
2003-A	World Financial Network Credit Card Master Note Trust
2004-A	World Financial Network Credit Card Master Note Trust
2004-C	World Financial Network Credit Card Master Note Trust
2006-A	World Financial Network Credit Card Master Note Trust